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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
WebEx Communications, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-47892) on From S-8 of WebEx Communications, Inc. of our report dated February 2, 2001, except as to Note 8 which is as of March 29, 2001, relating to the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of WebEx, Communications, Inc.


/s/ KPMG LLP

Mountain View, California
March 29, 2001